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BMC Software, Inc. issued the following press release on June 21, 2012.

BMC’s Independent, Experienced Board Overseeing Continued

Growth and Value Creation

Urges Stockholders to Vote FOR the Board’s Highly Qualified Nominees on the

WHITE Proxy Card Today

Mails Letter to Stockholders

HOUSTON, June 21, 2012 – BMC Software, Inc. (NASDAQ: BMC), the leading global enterprise IT management company, today mailed a letter to stockholders in connection with the Company’s 2012 Annual Meeting of Stockholders, which highlights the successful execution of BMC’s strategic plan under the guidance and leadership of the Company’s Board of Directors.

The BMC Board unanimously recommends that BMC stockholders protect the value of their investment by voting “FOR” all ten experienced and highly qualified BMC director nominees, including: Robert E. Beauchamp, Jon E. Barfield, Gary L. Bloom, Meldon K. Gafner, Mark J. Hawkins, Stephan A. James, P. Thomas Jenkins, Louis J. Lavigne, Jr., Kathleen A. O’Neil and Tom C. Tinsley.

Robert E. Beauchamp, the Company’s Chairman, President and Chief Executive Officer, said, “BMC’s ability to deliver value to customers results in our ability to create value for stockholders. Our customers rely on BMC to provide integrated IT management solutions that meet the growing demand created by the explosion of complexity in enterprise IT, and we are well-positioned in the growing $17 billion IT management software market. Our Board is singularly focused on enhancing stockholder value and regularly reviews alternatives to drive growth and value creation. We are confident that our strategy and customer-focused approach to innovation and technology will enable us to transform the enterprise IT industry.”

BMC stockholders are encouraged to use the WHITE proxy card today to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card and to discard any green Elliott proxy card they may receive.

The text of the letter from Mr. Beauchamp and Jon Barfield, BMC’s Lead Independent Director, is below:

June 21, 2012

Dear Fellow Stockholder:

Investors, customers and analysts agree that BMC Software is a great company. In fact, Elliott Management (“Elliott”) recently stated publicly that “BMC is not a good – but a GREAT – company” and that “BMC possesses extremely valuable assets and deep and important customer relationships.” This great company was built under the guidance, direction and forward-thinking decision-making of your Board of Directors – a Board with exceptional diversity of experience and qualifications, as well as a track record of building sustainable stockholder value.

We believe electing Elliott’s nominees would undermine the strength of a diverse and experienced Board that has demonstrated a track record of execution and stockholder value creation. With its collective talents, your Board has provided the leadership to create significant stockholder value and has worked closely with senior management to establish strong relationships with customers who rely upon BMC’s solutions and who are invested in BMC’s continued growth.

BMC’S BOARD HAS DELIVERED LONG-TERM STOCKHOLDER VALUE

BMC is one of only a handful of technology companies to achieve success through ongoing independent execution across multiple decades of rapid technological change. As evidence of the continuing leadership of our experienced Board, BMC has delivered the following long-term stockholder returns:

•	For the five-year period ending March 31, 2012 (2012 fiscal year-end), BMC has outperformed the S&P500 by 31 percent and the NASDAQ by three percent.

•	For the ten-year period ending March 31, 2012 (2012 fiscal year-end), BMC has outperformed the S&P500 by 92 percent and the NASDAQ by 44 percent.

BMC’S BOARD HAS BUILT A MARKET LEADER

BMC’s Board regularly engages in strategic decision-making. BMC’s successful acquisition record demonstrates your Board’s ability to define and execute a strategy that delivers long-term stockholder benefits. From our game-changing acquisition of Remedy in fiscal 2003 to our fiscal 2009 acquisition of BladeLogic and our recent acquisition of Numara, as well as many other strategically significant transactions, customers and analysts are acknowledging BMC’s broad and deep product portfolio. We believe BMC’s acquisition strategy and performance has been effective. In the last five years, we grew our non-GAAP diluted earnings per sharei at a compound annual growth rate of 17 percent, and our return on invested capitalii significantly outperforms that of our peers over both one- and five-year measurement periods.

Under the leadership of BMC’s Board, we developed and acquired technologies to enhance our market-leading Business Service Management strategy – now the recognized leading approach to IT management. More recently, recognizing another shift in technology, we developed our cloud and SaaS solutions and entered the massive mid-market via our acquisition of Numara, which brought us expanded sales capability, leading technologies and thousands of new customer relationships.

As a result of our strategic decisions and execution, we have built a company that now has over 20,000 customers in more than 120 countries, and we are the vendor of choice among a wide range of advanced IT organizations in vertical segments including financial services, insurance, healthcare, telecommunications and transportation, as well as local and national governments around the world. Our customers include ExxonMobil, AT&T, Target, The National Football

League (NFL) and Marriott to name just a few. Approximately 95 percent of the Forbes Global 100 companies trust BMC to help them manage their most complex IT management challenges.

BMC’S ABILITY TO DELIVER VALUE TO CUSTOMERS RESULTS IN

OUR ABILITY TO CREATE VALUE FOR STOCKHOLDERS

Our customer relationships underscore the success and execution of our strategy, our record of reliability and our skill in addressing greater IT complexity within their organizations. Our customers value BMC because we solve their most critical challenges with our sophisticated IT management software solutions. BMC has received strong expressions of support from customers1:

•

“We see a huge benefit from using their [BMC] products, their vision and what they are doing with BMC Cloud Lifecycle Management is spot on. The growth and transition they have done in the last year has been amazing, so I see nothing but great things.” – Randall Poole, VP services delivery, QTS

•

“For us, BMC Software has been a partner, more than a partner, a leader in the management and improvement of IT systems. Now they are talking about the world of cloud. BMC is the first company to have automated cloud solutions. There are others in this market as well, but BMC covers a much wider range. And besides that, when you join forces with BMC, you are joining forces with a company that will support you in all your needs now and in the future.” – Javier De La Cuerda, director general, Telvent

•

“What BMC Software provided to us through some of their very strategic acquisitions and partnerships was the ability to get a best of breed offering across the board – a single pane of glass – and lower our costs without having to have four or five different vendors support TTX’s needs. Now, we have a single vendor in BMC supporting our needs and the best part about it is that it’s a single group of people to work with.” – Rob Zelinka, director of infrastructure, TTX Company

•	“I wouldn’t recommend anyone else [for enterprise IT management software] because I think that with BMC Software success would be guaranteed.” – Arturo Gil, manager of DBDC Monitors, BBVA

•

“BMC products have allowed us to continue to scale down our administrative costs through staffing. We are down approximately 55% from where we were four to five years ago.” – Rick Zarlenga, IT production support, Blue Cross Blue Shield of Florida

As a result of our robust portfolio of integrated solutions, solid customer service and continued innovation, our ESM and MSM business units are delivering sophisticated enterprise IT management solutions to our customers and driving strong financial performance for BMC.

[1]	Permission to use quotations neither sought nor obtained.

LEADING INDEPENDENT INDUSTRY ANALYSTS RECOGNIZE THE

UNIQUE STRENGTH OF BMC’S PRODUCT PORTFOLIO

Customers are not alone in recognizing the differentiating solutions and services BMC offers. Independent industry analysts also recognize BMC as the enterprise IT management platform of choice for organizations around the world.

•

“BMC Cloud Planning and Design: Any enterprise project should have at the front end a solid plan; BMC has developed what may be the most advanced and, more importantly, hardware-independent planning tool.” – Rob Enderle, Enderle Group, December 28, 2011

IDC, the premier global market intelligence firm, recently published a worldwide system management software report covering vendor software revenues and market shares for 2011. Against a broad array of large competitors, BMC ranked second with $1.54 billion in revenue and 9.8 percent market share:

•

“Top vendors such as BMC were distinguished in this report by the breadth of their IT management functions and the range of infrastructure platforms supported. Large heterogeneous data centers typically require multi platform and cross platform support for key platforms include mainframe, Unix, Linux and Windows. Consequently, the ability to manage large enterprise data centers with heterogeneous infrastructures – physical, virtual, cloud-based and automated – is a key success factor for vendors like BMC. Many customers regard the ability to deliver a comprehensive IT management software platform that can manage all hardware options – and all software applications and platforms – as a ‘must have’ going forward.” – Tim Grieser, Program Vice President, Enterprise System Management Software, IDC, May 2012

BMC’S BOARD-APPROVED STRATEGY IS DELIVERING SOLID FINANCIAL RETURNS

Under the guidance and leadership of your Board, we believe the continued execution of BMC’s strategic plan – focused on integrated solutions, customer support and strong partnerships – is delivering strong financial results. At the same time, we are returning capital to our stockholders, with $781 million in capital returned via share repurchases in fiscal 2012, which was 122 percent of our free cash flow.iii

BMC’s momentum is propelled by ongoing, significant customer demand for superior products and a reliable strategic vendor, as well as our investment in innovation, including our Cloud Lifecycle Management and SaaS offerings. In fiscal 2012, BMC:

•	Achieved record results for revenue, non-GAAP operating income[i], non-GAAP diluted earnings per share[i] and cash flow from operations;

•	Generated approximately $100 million in cloud management related total bookings and had 70 percent year-over-year growth in cloud management related license bookings;

•	Experienced rapid acceleration of our primary SaaS offerings – ending the year with more than 300 SaaS customers;

•	Increased ESM multi-solution wins over $1 million in license bookings by over 10 percent year- over-year and by over 40 percent compared to fiscal 2010; and

•	Delivered nearly 550 new MSM product placements to new and existing customers and increased bookings by six percent year-over-year.

BMC’s Board and senior management team are focused on ensuring that our growth continues. Early in fiscal 2012, our Board and senior management team identified and addressed issues with our ESM direct sales force. The actions we took included:

•	Implementing a new sales leadership structure;

•	Increasing investment in sales employee hiring and retention programs;

•	Adjusting sales compensation practices; and

•	Creating a new and differentiated sales and go-to-market model focused on specific customer segments.

As a result of these actions, we increased our ESM sales force capacity by 25 percent, including the impact from our acquisition of Numara, by the end of fiscal 2012. Since the beginning of our current fiscal year through the end of May, attrition in our ESM direct sales force has improved significantly and is down 54 percent as compared to the same period in the prior year.

We expect continued strong growth, and in fiscal 2013 we are targeting:

•	Strong top line performance to drive an acceleration in total bookings and revenue growth of mid to high single digits;

•	Non-GAAP diluted earnings per share[i] to increase to a range of $3.49 to $3.59, which at the midpoint represents a nine percent increase over fiscal 2012;

•	Cash flow from operations to increase to $800 million to $850 million, which at the midpoint represents a three percent increase over fiscal 2012; and

•	Aggressive return of capital, with a level of share repurchase activity consistent with prior years.

Financial analysts have cited the strength of BMC’s product portfolio and recent performance2:

•

“BMC ended the year on a high note with revenue, ESM license bookings, deferred revenue, and overall bookings above our estimates . . .. The company indicated that attrition, sales force hiring, and capacity are improving, which should bode well for the company as it enters FY’13 . . . Following a solid fourth quarter, we still believe the end-market for the company’s ESM products remains robust and many of its products remain best-in-class.” – Matthew Hedberg, RBC, May 10, 2012

•

“BMC did what it needed to do in F4Q; posting an improvement in license bookings, delivering on its sales capacity additions and maintaining its strong cash flow profile into FY13.” – Aaron Schwartz, Jefferies, May 10, 2012

•	“We believe that the re-acceleration in ESM bookings, successful sales force transition, and Numara acquisition will all have a positive impact in FY13.” – Philip Reuppel, Wells Fargo, May 9, 2012

[2]	Permission to use quotations neither sought nor obtained.

ENSURE BMC’S CONTINUED SUCCESS:

SUPPORT YOUR BOARD’S EFFORTS TO ENHANCE STOCKHOLDER VALUE

With a differentiated and integrated portfolio of products capable of managing distributed, mainframe, virtual and cloud architectures in a heterogeneous environment, we believe BMC is uniquely positioned to solve critical customer challenges and capture new growth opportunities in the $17 billion IT management software market.

Your Board and management team are pursuing a focused strategy of delivering innovative management software solutions that help customers reduce the cost of ownership and improve the performance of their IT assets. By remaining flexible and open to new opportunities, we believe your Board has a demonstrated, successful track record of delivering sustainable long-term stockholder value across multiple time periods marked by technology shifts.

WE BELIEVE BMC HAS THE RIGHT BOARD IN PLACE TO SUCCESSFULLY

REPRESENT STOCKHOLDER INTERESTS

We believe the BMC Board has the experience and diversity of backgrounds to represent the interests of all stockholders, and together with the Company’s management team, continually engages with stockholders and remains open to such engagement. In our opinion, your Board has the depth and breadth of experience to successfully execute on BMC’s strategy, which is producing our strong performance. The BMC director nominees are independent, diverse and highly qualified, and possess a range of relevant business, financial and corporate governance experience. We believe your Board has both the critical industry knowledge, as well as the corporate expertise, to continue executing our strategy to enhance value for all BMC stockholders.

Elliott has proposed to replace four BMC Board nominees – Jon E. Barfield, Meldon K. Gafner, Kathleen A. O’Neil and Tom C. Tinsley – who bring diverse expertise that complements the other experienced professionals on the BMC Board. In addition to software, cloud and SaaS experience, their professional backgrounds include: sales, finance, operations, technology, private equity, M&A, corporate governance and risk management, as well as other public board experience. Collectively, this range of expertise beyond the software industry provides valuable perspective to the BMC Board. We believe that this broad range of qualifications is necessary to ensure that the Board is well-informed and has the ability to make better decisions on the range of topics regularly presented to the Board.

These four nominees have complementary experience to that of our other Board members:

•

Jon E. Barfield, BMC’s Lead Independent Director, brings to the Board experience regarding legal risk oversight and risk management, financial reporting, attracting and retaining key talent and related human resources experience, corporate governance, and mergers and acquisitions. He is currently the President and Chief Executive Officer of LJ Holdings Investment Company, LLC, a private investment company, and is a member of the Board of Directors of CMS Energy. In 2012, he retired as Chairman and President of Bartech Group, Inc., one of the largest independent talent acquisition and management firms in the U.S. specializing in managing human capital procurement for regional, national and global corporations, the placement of engineering and information technology professionals and business process consulting services. Mr. Barfield has extensive public company board experience having served on the Boards of Dow Jones & Company, which was acquired by News Corp, Motorola Mobility Holdings, Inc., which was acquired by Google, and National City Corporation, which was acquired by PNC Bank.

•

Meldon K. Gafner possesses knowledge and experience in management of companies focusing on technology-driven innovation. He is an industry veteran in communications technology and data distribution, having served as a consultant in communications technology to venture capital firms. From 1988 to 1997, he served in various leadership roles, including Chief Executive Officer and Vice Chairman of Comstream Corporation, a privately held manufacturer of high-speed satellite earth stations for data distribution. Prior to Comstream, he was an executive officer of Integrated Software Systems Corporation, a publicly traded software company.

•

Kathleen A. O’Neil is an expert in global finance, risk management, strategy development and corporate governance, and has excelled in a diverse set of leadership roles ranging from the Federal Reserve Bank to IBM to Liberty Street Advisors, LLC, a company she founded in 2001. She is currently the President and Chief Executive Officer of Liberty Street, which advises public and private companies on corporate governance, risk management and strategy development. She is well known in the global financial community through over 20 years of executive roles at the Federal Reserve Bank of New York. At IBM, Ms. O’Neil was the General Manager of the Global Financial Markets Infrastructure Group. Ms. O’Neil currently serves as a Lead Independent Director on the Board of Guidance Software, a publicly traded software company. Ms. O’Neil also serves as the Non-Executive Chair on the Board of Trustees of the Motley Fool Funds Trust and is a member of the Board of Directors of MetLife Bank, N.A., a subsidiary of MetLife, Inc. Ms. O’Neil is currently a Woodrow Wilson Visiting Scholar for the Council of Independent Colleges and is a member of The Council on Foreign Relations.

•

Tom C. Tinsley has a strong background in finance, private equity and technology. Mr. Tinsley brings to the Board managerial experience in the software industry and the Board values and benefits from Mr. Tinsley’s experience in evaluating, investing in and acquiring technology companies. He is currently an Advisory Director for General Atlantic Partners. From 2001 to 2011, Mr. Tinsley was a Managing Director at General Atlantic, a global private equity firm with more than 50 portfolio companies and $17 billion in assets under management. Prior to General Atlantic, he served as Chairman of the Board of Managing Directors of Baan Company N.V., a software company based in The Netherlands. He began his career at McKinsey & Company Inc. in the firm’s technology practice. Mr. Tinsley also serves on the Boards of Intermedia and Net1 UEPS Technologies, Inc.

Your Board undergoes regular, professionally facilitated evaluations and has demonstrated its commitment to maintaining a strategically current membership. In fact, three new, independent Directors have joined the Board in the past five years – Gary L. Bloom, Mark J.

Hawkins and Stephan A. James – two of whom joined within the past two years. As a result, your Board comprises a strong mix of new Directors and those who have served for longer periods of time – and who have a deep understanding of BMC and its industry. Many of your director nominees have guided BMC through numerous market cycles and understand how to best position the Company to succeed in the ever-evolving software industry.

Your Board is strategically balanced and diverse in terms of experience, tenure, industry (weighted toward software and technology), age, gender, race and skills and has proven to be flexible, adaptable and experienced at capturing the growth created by new technology waves and building sustainable stockholder value.

WE BELIEVE ELLIOTT’S NOMINEES WOULD ONLY REPRESENT

THE INTERESTS OF ONE STOCKHOLDER: ELLIOTT

In contrast to the diverse and experienced BMC Board, we believe Elliott’s proposal would diminish the strong professional diversity of your Board, which is well represented by the industry veterans and leaders with relevant software and technology experience already on your Board. The Board’s Corporate Governance & Nominating Committee has unanimously determined that in its opinion Elliott’s four nominees as a group would not effectively represent the interests of all BMC stockholders and would instead be solely focused on advancing Elliott’s pre-determined agenda. In its May 15, 2012, letter to BMC, Elliott confirmed that its nominees have pre-judged BMC and are committed to pursuing Elliott’s agenda which includes putting BMC up for sale. The May 15 letter noted that Elliott’s nominees “share [Elliott’s] view of BMC’s value” and have “significant insight into potential acquirers to help drive a successful outcome for BMC.”

We believe that Elliott’s platform does not recognize the inherent value of BMC at this critical time of growth in our industry. This is not a market for consolidation by way of a fire sale of our Company; this is a market for rapid and highly targeted growth – and we believe BMC has the right Board to deliver on this value potential.

BMC is committed to having open-minded Board members who are focused on the long-term interests of ALL stockholders, not only the agenda of Elliott. We are always open to any alternative that fully reflects the value and prospects of BMC.

Do not risk electing nominees who in our opinion would undermine the strength of a diverse and experienced Board that has demonstrated a track record of execution and stockholder value creation. With its collective talents, your Board has been a driver of significant growth and has worked diligently with senior management to establish strong relationships with customers who rely upon BMC’s solutions and who are invested in BMC’s continued growth.

PROTECT YOUR INVESTMENT – VOTE THE WHITE PROXY CARD TODAY

Vote “FOR” the BMC Board’s nominees: Robert E. Beauchamp, Jon E. Barfield, Gary L. Bloom, Meldon K. Gafner, Mark J. Hawkins, Stephan A. James, P. Thomas Jenkins, Louis J. Lavigne, Jr., Kathleen A. O’Neil and Tom C. Tinsley.

Your vote is extremely important, no matter how many or how few shares you own. Whether you plan to attend the Annual Meeting, you have an opportunity to protect your investment in BMC by voting the WHITE proxy card. We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any green proxy card sent to you by Elliott. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-628-8536.

On behalf of your Board, we thank you for your continued support of BMC.

Sincerely,

/s/ Robert E. Beauchamp	/s/ Jon E. Barfield
Chairman of the Board & Chief Executive Officer	Lead Director

YOUR VOTE IS IMPORTANT

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card in the self-addressed, pre-paid envelope provided.

If your shares are held in the name of a custodian broker, bank or other nominee, please sign, date and mail the enclosed WHITE voting instruction form in the return envelope provided.

You may also cast your vote by touch tone telephone or via the Internet by following the instructions on your WHITE proxy card or voting instruction form.

Please be aware that you may receive multiple proxy cards and/or voting instruction forms in connection with BMC’s 2012 Annual Meeting. We ask that you return each and every WHITE proxy card and voting instruction form you receive and please discard any green proxy card and voting instruction form you receive. Only your latest dated proxy will be counted.

If you have any questions or need assistance voting your WHITE proxy card, please call our proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-628-8536.

Morgan Stanley & Co. LLC is serving as financial advisor and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to the Company.

Business Runs on IT. IT Runs on BMC Software.

More than 20,000 IT organizations – from the Global 100 to the smallest businesses – in over 120 countries rely on BMC Software (NASDAQ: BMC) to manage their business services and applications across distributed, mainframe, virtual and cloud environments. With the leading Business Service Management platform, Cloud Management, and the industry’s broadest choice of IT management solutions, BMC helps customers cut costs, reduce risk and achieve business objectives. For the four fiscal quarters ended March 31, 2012, BMC revenue was approximately $2.2 billion. For more information, please visit www.bmc.com.

###

BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © Copyright 2012 BMC Software Inc.

FORWARD LOOKING STATEMENTS

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are identified by the use of the words “believe,” “expect,” “anticipate,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Numerous important factors, risks and uncertainties, including, but not limited to, those contained in our documents and reports filed with the Securities and Exchange Commission (the “SEC”), affect our operating results and could cause our actual results, levels of activity, performance or achievement to differ materially from the results expressed or implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. You should carefully review the cautionary statements described in the documents and reports we file from time to time with the SEC, specifically our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Information contained on our website is not part of this Press Release.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

CERTAIN INFORMATION REGARDING PARTICIPANTS

BMC Software, Inc. (“BMC”), its directors and certain of its executive officers are deemed participants in the solicitation of proxies from BMC stockholders in connection with the matters to be considered at BMC’s 2012 Annual Meeting. In connection with the solicitation of proxies, BMC has filed a definitive proxy statement and other relevant documents concerning the proposals to be presented at BMC’s 2012 Annual Meeting with the SEC. In connection with the 2012 Annual Meeting, BMC has mailed the definitive proxy statement to stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ BMC’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement BMC filed with the SEC on June 5, 2012. Additional information can also be found in BMC’s Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 10, 2012. To the extent holdings of BMC securities have changed since the amounts printed in the definitive proxy statement for the 2012 Annual Meeting, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by BMC with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investors section of our corporate website at http:// investors.bmc.com.

Contacts

Investors:

Derrick Vializ

BMC Software, Inc.

713-918-1805

derrick_vializ@bmc.com

or

Thomas Germinario / Jordan Kovler / Richard Grubaugh

D.F. King & Co., Inc.

212-269-5550

Media:

Joele Frank / Andy Brimmer / Jennifer Friedman

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

[i]

Non-GAAP Operating Income and Non-GAAP Diluted Earnings per Share are non-GAAP financial measures regularly used by us in our quarterly earnings release and other public disclosures, wherein we also provide reconciliations to comparable GAAP measures of operating income and diluted earnings per share, respectively. In comparison to the comparable GAAP measures, these non-GAAP financial measures exclude share-based compensation expense; the amortization of intangible assets; severance, exit costs and related charges; as well as the related tax impacts of these items; and certain discrete tax items.

ii

Return on Invested Capital (ROIC) is a non-GAAP financial measure. Annual ROIC was calculated as X/Y, where: X = reported earnings before income taxes adjusted to add back interest expense and gain (loss) on investments, net, for the applicable fiscal year period, tax effected based on the Company’s effective consolidated tax rate for the fiscal year period; and Y = total capital, calculated as reported total stockholders’ equity plus total borrowings (current and long-term portions) as of the end of the applicable fiscal year period.

iii

Return of capital as a percentage of free cash flow is a non-GAAP financial measure calculated for an applicable period as X/Y, where: X = treasury stock acquired plus dividends paid (return of capital) for the applicable fiscal year period; and Y = free cash flow, calculated as net cash provided by operating activities minus cash paid for the capitalization of software development costs and minus cash paid for purchases of property and equipment.